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                      [LETTERHEAD OF DINSMORE & SHOHL LLP]

                                                                       EXHIBIT 8


                                 June 21, 2002



CBRL Group, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37087

         Re:      Liquid Yield Option(TM)Notes due 2032 (Zero Coupon-Senior)


Ladies and Gentlemen:

         We have acted as tax counsel to CBRL Group, Inc., a Tennessee corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $422,050,000 aggregate principal amount at maturity of the Company's Liquid Yield Option(TM) Notes due 2032 (Zero Coupon-Senior) (the "LYONs") which may be converted in certain cases into shares of the Company's common stock. The LYONs were issued pursuant to an Indenture, dated as of April 3, 2002 (the "Indenture"), among the Company, each of the Guarantors (as defined therein) and Wachovia Bank, National Association, as Trustee (the "Trustee"), as supplemented by a First Supplement to Indenture, dated as of June 19, 2002 (the "First Supplement to Indenture"), by and among the Company, LRI Gift Card Management Co. and the Trustee.

         In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including inter alia, the Registration Statement, the Indenture, the First Supplement to Indenture and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

         Based on the foregoing, the Company's representation that, as of the issue date, the likelihood that the contingent interest payments will be made during the term of the LYONs is not remote, and certain estimates made by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the present value of the contingent payments, we are of the opinion that:



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(TM)Trademark of Merrill Lynch & Co., Inc.
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CBRL Group, Inc.
June 21, 2002
Page 2 of 3



1. the LYONs will be treated as indebtedness for United States federal income tax purposes;

2. the LYONs will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations; and

3. subject to the following sentences, the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed rate, nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

Depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the LYONs. This presumption may only be overcome with clear and convincing evidence specific to the issuer that the comparable yield should be some yield other than the applicable federal rate. Further, it should be noted that the relevant Treasury Regulations do not expressly deal with the application of the rules to a convertible debt instrument with additional contingencies, although the Internal Revenue Service has applied those Regulations to a convertible debt instrument similar to the LYONs. Revenue Ruling 2002-31, May 6, 2002.

         We confirm that the statements in the Registration Statement under the captions "Summary -- Terms of the LYONs -- Tax Original Issue Discount" and "Certain United States Federal Income Tax Consequences," insofar as such statements constitute a summary of the legal matters referred to therein, have been reviewed by us and are correct in all material respects.

         No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the issuance of the LYONs under state, local or non-United States tax laws, and the reasonableness of the assumptions relied upon by us in rendering our opinion above. Moreover, this opinion of counsel is based upon current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so. Furthermore, the conclusions set forth in this opinion of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not take contrary positions upon an examination, or that a court will agree with

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CBRL Group, Inc.
June 21, 2002
Page 3 of 3

such conclusions if litigated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the prospectus contained therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                    Very truly yours,

                                    DINSMORE & SHOHL LLP


                                    By /s/
                                       -----------------------------------
                                       J. Michael Cooney